Exhibit 10.13

LEASE AGREEMENT

FOR OFFICES AND PARKING SPACES IN

CALLE MARCONI 1, TRES CANTOS (MADRID)

In Tres Cantos, on 1 July 2013

BY AND BETWEEN

AS ONE PARTY, MR JOSÉ LUIS GÓMEZ RUIZ, of legal age, with national ID no. ##.###.###-#and MR ÁLVARO GARCÍA DE LA RASILLA GORTÁZAR, of legal age with national ID no. ##.###.###-# both domiciled for professional purposes in Boadilla del Monte, Avenida de Cantabria (unnumbered), Edificio Arrecife, planta baja (Arrefice Building, ground floor) (Ciudad Grupo Santander);

AND AS THE SECOND PARTY, MR EDUARDO BRAVO FERNÁNDEZ DE ARAOZ, of legal age, with national ID no. ########-# and domiciled for professional purposes in Cl Marconi 1, 28760, Tres Cantos (Madrid).

ACTING HEREIN:

MR JOSÉ LUIS GÓMEZ RUIZ and MR ÁLVARO GARCÍA DE LA RASILLA GORTÁZAR acting on behalf and in representation of the company ALTAMIRA SANTANDER REAL ESTATE, S.A., a Spanish company, domiciled at Ciudad Grupo Santander, Avenida de Cantabria (unnumbered), Edificio Arrecife, planta baja (Arrecife Building, ground floor), Boadilla del Monte (Madrid), with tax ID no. A-28100915 and recorded in the Madrid Commercial Register, in Volume 5437, Folio 53, Section 8 and page M- 88978 (hereinafter “ALTAMIRA” or the “LESSOR”), by virtue of deeds of power of attorney granted before the Notary Public of Boadilla del Monte Mr Gonzalo Sauca Polanco on 8 May 2013 with number 2666, and on 16 February 2011, with number 624, respectively, of his record.

MR EDUARDO BRAVO FERNÁNDEZ DE ARAOZ appears herein on behalf and in representation of TIGENIX, S.A.U., a Spanish company, domiciled at calle Marconi 1, 28760 Tres Cantos (Madrid), with national tax ID no A-84008986 and recorded in the Madrid Commercial Register, in Volume 20,117, Folio 211, Section 8 and Page M-355159 (hereinafter the “LESSEE”), in his role as Chief Executive Officer, a post to which he was appointed by virtue of a public instrument issued by the Notary Public of Madrid Mr Andrés Domínguez Nafria on 28 June 2013 with number 2529 of his record, recorded as entry no. 43in the register page open in the Lessee’s name in the Madrid Commercial Register.

The LESSOR and the LESSEE are jointly defined herein as the “Parties”.

The parties, as they act herein, mutually acknowledge each other’s sufficient legal standing to issue this agreement, and they freely and voluntarily

DECLARE

1.              Whereas ARTTYNEU, S.L. and the LESSEE, on 19 December 2006, entered into a lease agreement for the office building built on the site of calle Marconi 1 of the Madrid Technological Park in Tres Cantos and, on 1 May 2009, they entered into another lease agreement for the third floor extending over 650.82 m2 and with 10 garage spaces in the basement floor 1 of the new business built on the same plot which we identify by the registered data recorded as plot number 1136 of Property Register no. 1 of Colmenar Viejo, in Volume 421, Book 21, Folio 124 (hereinafter, the “Property”).

I.                Whereas ALTAMIRA SANTANDER REAL ESTATE, S.A acquired the ownership of the building on 17 December 2012 from the company ARTTYNEU, S.L. by virtue of a deed of sale issued before the Notary Public of Seville, Mr Jose Luis Lledó González, with number 2058 of his record, subrogating in this act the role of LESSOR with respect to the agreements described in Recital I.

II.           Whereas on this date, 1 July 2013, the Parties hereto have terminated the Agreements of 19 December 2006 and 1 May 2009 described in recital I, as they wish to enter into a new lease agreement for the property, and to this effect they hereby enter into this agreement for the purpose of the LESSEE using it for business inherent to its corporate purpose (the “Agreement”).

CLAUSES

ONE.- PURPOSE AND PERMITTED USE

By virtue of this Agreement, the LESSOR assigns the lease of the Property, as found, to the LESSEE, who accepts it, handing over the physical possession of the property and declaring that it is aware of and accepts the physical and legal status of the Property.

The leased Property consists of a singular building with a surface area of 1,010.16 m2, distributed over three floors, each with 336.72 square metres, built on the plot situated in calle Marconi 1 in the Madrid Technological Park in Tres Cantos, in addition to the third floor consisting of 650.82 m2 and 10 garage parking spaces in basement one, identified with numbers 10 to 17 and 19 and 20, of the new building built on the same plot, leased to its full satisfaction as found, with the corresponding accessions and rights.

The LESSEE undertakes to obtain the permits and authorisations required to establish and develop the business activity pertaining to its corporate purpose, exempting the LESSOR from any liability if for any reason, the competent bodies and authorities or the Community of Proprietors of the building delay in facilitating the specific authorisations or do not permit, or restrict, the exercise of the activity indicated, or its performance, including when, despite having granted the aforementioned authorisations, they are subsequently refused, a fact which shall in no way affect the duration and validity of this Agreement or the obligations assumed therein by the LESSEE.

The Property shall be used for the activities inherent to the company’s corporate purpose and may not be put to any other use. Notwithstanding, the LESSOR authorises the LESSEE to domicile its companies, bodies, groups, associations etc. belonging to its group or in which it holds a stake, with the prior authorisation of the LESSOR, and they shall expressly waive any leasing right which may correspond to them. Said domiciling shall not be considered subletting pursuant to the effects of clause seventeen of this agreement. The LESSEE undertakes to amend the domicile of the aforementioned entities when the duration of this agreement has expired.

With signature of this agreement, the LESSEE authorises, provided that applicable legislation permits, the change of ownership of the permit for the activity obtained with respect to the property subject of the lease, to a person designated by the LESSOR on termination of this Agreement, with the LESSOR assuming all the costs deriving from the change in ownership of said licence and with the LESSOR undertaking to carry out all the formalities required for this purpose.

TWO.- TIME FRAME

This Agreement shall be valid for an initial term from 1 July 2013, the date on which this agreement shall enter into force, until 31 December 2014.

The term of the Agreement shall be automatically extended for a maximum of ten (10) additional periods of one (1) year each, unless prior written notice to the contrary is provided by either of the Parties at least three (3) months prior to expiry of the initial term or any of the subsequent annual extensions. Said notification, if appropriate, must take place in the conditions and with the requirements established in the clause relating to notifications in this Agreement.

Without prejudice to the terms of the previous paragraph, the parties hereto agree that the first three (3) automatically-renewed annual extensions shall be compulsory for the LESSOR and optional for the LESSEE, provided that the latter is up to date with payment of its rental obligations as well as any other obligations stipulated under the terms of this agreement.

It shall be compulsory for the LESSEE to comply with the initial term of this Agreement and each one of its extensions, once they have begun, due to which, should it decide to desist from this agreement prior to finalisation of the initial term or the extension in question, it shall be required to pay the LESSOR all the rent that remains to be paid until the initial term, or the annual terms in progress, has or have been completed.

When the duration of this Agreement has expired and, if appropriate, the extensions referred to in the previous paragraph, the LESSEE shall return the Property to the LESSOR in perfect condition, free, vacated and expedited and with no further deterioration other than that which may reasonably derive from ordinary use and wear of a building with these characteristics. Said return of the property in the aforementioned conditions must take place without the need for any requirement being sent to the LESSEE and in accordance with the established terms.

Should the LESSEE failure to comply with its obligation to return the property once the Agreement has terminated, albeit as a result of its normal expiry as agreed, or due to any of the grounds for resolution established in this Agreement, the LESSOR shall be entitled to demand compensation from the LESSEE for damages and losses equivalent to twice the amount of the rent calculated on a daily basis for each day that has elapsed from the time that the LESSEE should have vacated and returned the Property in the conditions established in the previous paragraph. The terms of this clause may not be considered a right to extension in favour of the LESSEE but rather as a penalty clause for misuse of the Property beyond the stipulated term of the Agreement.

THREE.- EXCLUSION OF APPLICATION OF ARTICLE 34 OF THE Urban Leasing Act

At the time of termination of the lease due to expiry of the term, the LESSEE shall not be entitled to any kind of compensation, and therefore application of article 34 of the Urban Leasing Act shall be expressly excluded as established in clause twenty-four relating to applicable legislation. The LESSEE hereby expressly waives the application of said article.

FOUR.- RENT

The agreed rent amounts to TWENTY THOUSAND EURO (€20,000.00) monthly, plus the corresponding VAT, and shall be paid monthly in advance, within the first five days of each month, together with any other amounts assimilated to rent and other applicable costs.

Payment of the rent with the corresponding VAT shall be verified in the following account in the LESSEE’S name through the corresponding charge to said account to be made by the LESSOR within the first five (5) days of every month, independently of the LESSOR’S requirement to submit the corresponding receipts.

LESSEE’s account number: #### #### ## ##########

FIVE.- RENT INCREASES

The current rent shall be updated annually according to any variations in percentage points undergone in the Spanish Consumer Price Index, calculated on a national basis and published by the National Statistics Institute or any other body that may replace the latter, corresponding to the twelve months preceding the aforementioned update.

As an exception, the first rent update shall take place with effects as from 1 February 2015, with reference to the variation in the Consumer Price Index corresponding to the period elapsing from 1 January to 31 December 2014.

The following updates shall take effect as from 1 February every successive calendar year, in respect of the variation in the Consumer Price Index corresponding to the period elapsed between 1 January and 31 December of the year prior to the update.

The LESSOR must inform the LESSEE of the aforementioned adjustments to the rent within the first three months of every calendar year, without prejudice to the fact that the non-execution in some years of the aforementioned revisions shall not entail a loss or waiver of that right, in such a manner that they may be effected at any time, with prior notice.

SIX.- COSTS AND INSURANCE

As they are not included in the agreed rent, from the moment of signature of the Agreement and as they accrue, the LESSEE shall pay the amounts for:

i)                 Comm and general costs of the community of proprietors in respect of the property which is the subject of this Agreement, along with the quota for the Madrid Technological Park, pursuant to the proportional quota attributed to the same based on the square metres of the surface area occupied, that is 41.15%, including, by way of illustration, without this being in any way a restrictive description, the costs of building personnel, electricity consumption in communal zones, elevators, the cleaning of the building’s communal elements, air conditioning, both hot and cold, and administration.

ii)              Electricity and water bills (including maintenance of meters, readings, taxes and possible payouts for differences between the general meter and the separate meters) and any other services and supplies existing in the property and used by the LESSEE, as well as any repairs and maintenance of said installations, which shall be paid directly by the LESSOR, who shall subsequently pass on the costs to the LESSEE. As a result, the LESSOR is required to pay the amounts corresponding to said services and supplies directly to the suppliers within the contractual terms. The LESSOR shall hold the LESSEE harmless for any damages and losses occurring to the property subject of this agreement as a result of any negligent or wilful interruption, even if temporary, of the suppliers.

iii)           The rates for refuse collection, sewage and rights of way, if these exist, and any other fee that may be created or required in future by State, autonomous regional or municipal authorities inherent to the activity carried out by the LESSEE in the property, pursuant to the quota of participation attributed thereto based on the square metres of surface area of the building.

iv)          All the permits, fees, licences and taxes pertaining to the activity for which the property is used, as well as VAT in the amount and quantity determined at any given moment by tax legislation for this type of lease.

For the purposes of clarification, the LESSEE shall be responsible for payment of the municipal taxes or other taxes imposed on the company activity in the Building, while the LESSOR shall pay those taxes and rates (other than Property Tax or any other tax that replaces it in the future) that encumber the property.

The parties expressly agree that the LESSOR shall pay the following, with the frequency which which it may be accrued:

i)                 Property Tax, should this be independent per property, or the proportional part corresponding on the basis of the participation coefficient in communal costs corresponding to the properties in Recital I shall be borne by the LESSOR.

The LESSOR shall pay the LESSEE, if appropriate, any amounts it may have paid for community costs during the past year, considering these to be any of those contained in this clause, within the month following that in which the Community of Proprietors approves the accounts of the preceding year.

It is hereby stated that the LESSOR shall not be held liable nor shall it be required to make any rent reductions for deficiencies and interruptions which, for reasons beyond its control, may occur in respect of the services and supplies of the property.

The costs for which the LESSEE is responsible, provided that they accrue during the term during which the Agreement is in force, shall be borne by the LESSEE even if the corresponding bills are issued in the name of the LESSOR or a third party.

With a view to covering any possible accidents or damages that may occur to the property or to persons, and in order to exempt the LESSOR of any liability in respect of the same, the LESSEE shall be required to contract a sufficient civil liability insurance policy with an insurance entity of renowned solvency in order to cover the repair of said risks or damages, as well as the restoration of the property to its original state. The LESSEE must send the LESSOR a copy of the policy contracted for the purposes indicated in this paragraph within a term of thirty (30) days of the signing of this Agreement. Similarly, the LESSEE must accredit payment of the annual premium of said insurance policy to the LESSOR every year while the Agreement remains in force.

SEVEN.- INTEREST FOR LATE PAYMENT

No prior request for paymentshall be required for any sums which the LESSEE is required to pay by virtue of this Agreement in order forsaid amounts to be due and demandable and for the interest for late payment agreed, and which appears in this clause, to be accrued.

Without prejudice to the agreed interest for late payment, the mere delay in payment of one (1) monthly instalment of the rent,or any other costs mentioned in the previous clause (with these being equivalent to rent), on grounds attributable to the LESSEE, provided that said delay exceeds one (1) month from invoicing, shall be deemed sufficient grounds to initiate proceedings for eviction, and the LESSEE shall be held responsible for all court and out-of-court costs, including reasonable awyers’ fees and those of the court procedural representative accruing for this reason or for any other grounds of non-compliance by the LESSEE, even if their assistance is not essential or obligatory.

Delay in the LESSEE’s compliance with any of its payment obligations pertaining to this Agreement shall accrue interest for late payment in favour of the LESSOR equal to the legal interest rate plus two (2) percentage points (2%) without any need to provide the LESSEE with prior notice of this fact. The interest for late payment shall accrue as from the first day of the term during which the LESSEE should have made the payment in question and shall be paid weekly.

EIGHT.- WORKS CARRIED OUT BY THE LESSEE

The LESSEE may carry out any type of minor works of refurbishment in the property, with these being considered as those which do not affect the structure, distribution, safety and stability of the subject of the lease or its external aesthetic appearance. To this effect, prior to carrying out any building work, the LESSEE shall duly advise the LESSOR in order to obtain its authorisation, of all the building work it wishes to carry out, as well as any works that may noticeably modify the Building installations, attaching a copy of the plans for the project, and the LESSEE shall also be responsible, with the LESSOR remaining free of such responsibility, for the obtainment of any permits, licences and/or authorisations required from the Municipal, Autonomous regional or central Authorities or any other competent public body as required. The LESSOR may oppose the works in question.

Improvements through works and reforms which have been previously authorised by the LESSOR carried out by the LESSEE in said property and which are not moveable shall remain to the benefit of the Property. On termination of the Agreement for any reason, the LESSEE, provided that all the obligations deriving from this agreement have been complied with, shall be entitled to withdraw the machinery and furniture and fittings with which the Property has been equipped as a result of the improvement work, provided that this removal does not have negative effects for the Property in any way.

The LESSOR expressly authorises the LESSEE to install plates, trade signs or any other external sign in the lobby of the floor on which the property is sited, on its façade, provided that this does not affect the structure or solidity of the external walls of the property or seriously affect its aesthetic aspect, as indicated by the LESSOR and in the Directory at the access doorway to the building, having previously obtained the conformance of the owner of the building regarding theirexact location.

NINE.- ACCESS TO THE PROPERTY

The LESSEE shall authorise and facilitate access to the property both to the LESSOR and to any persons the latter may designate, for the purpose of inspecting its services and state of conservation as well as checking compliance with the agreed obligations, with a requirement to provide prior notice of at least twenty four (24) hours except in urgent cases.

When maintenance work needs to be carried out on the property and this cannot be deferred until the Agreement terminates, thus necessitating access to the Property, the LESSEE shall be required to provide access, within normal working hours, to those persons commissioned to examine or execute the works. The LESSEE who is required to support the works shall be entitled to a reduction in the rent with the amount depending on the time and the part of the building which it is unable to use due to the work.

TEN.- LICENCES AND PERMITS

All authorisations or administrative permits required for the LESSEE to carry out the works and its corporate activity, including the second licence or commercial licences should these be necessary, must be requested, processed and obtained by the LESSEE at its own cost and liability. The LESSOR shall not assume any liability with respect to the LESSEE obtaining the aforementioned licences and authorisations.

The LESSEE expressly accepts that, even in the event that it fails to obtain (or delays in doing so) the requisite licences in order to open and operate in the property, the rent, the costs and any other amount payable by the LESSEE shall accrue on the dates established for each one, in accordance with the Agreement, without prejudice to the fact that failure to obtain the licences needed, or their revocation, shall entitle the LESSOR to terminate the Agreement.

ELEVEN.- LESSEE’S RESPONSIBILITIES / LIABILITIES

The LESSEE shall assume direct and exclusive liability and shall hold the LESSOR free in terms of any damage caused to the Property and /or to third parties, whether this may be material and/or personal damage, and on any grounds attributable to the LESSEE or to persons dependent upon the same or deriving from their use of the Property.

TWELVE.- MAINTENANCE AND CONSERVATION OF THE PROPERTY

The LESSEE acknowledges the fact that it receives the Property in good conditions of use and conservation on the date of execution of this Agreement. The LESSEE shall be required to maintain the building in good condition, in a diligent manner, at its own cost, throughout the duration of the Agreement, in addition to its fixtures and fittings and all the installations, including the supply meters, carrying out all maintenance and repairs, replacements and renovations needed to this end, at its own expense

It shall also keep all the property’s installations in a good state of use, conservation and cleanliness, including the meters. For clarification purposes, the costs of replacement of the meters, if required, shall be borne by the LESSEE.

The LESSEE accepts the prohibition on storage or handling of inflammable, toxic or heavy products or materials, or any other products which could be hazardous to persons, objects or the Property without the prior express approval of the LESSOR as well as the prohibition on carrying out any activities in the Property which could be considered unpleasant, unhealthy or hazardous.

The LESSEE stores and handles some gases, such as liquid nitrogen, which is a non-inflammable and non- toxic substance does not represent any danger for persons, objects or the Property.

THIRTEEN.- RETURN AND VACATION OF THE PROPERTY

When the Agreement is terminated, irrespective of the grounds for such termination, the LESSOR may, solely at its discretion, require the LESSEE to return the property:

i)                 with all the fixed works and installations and without any damage or deterioration thereto other than that of normal wear associated with diligent use. In this case, the LESSEE shall not be entitled to receive compensation or any type of indemnity for said fixed works or installations; or

ii)              in the condition in which it was handed over to it by the LESSOR. In this case the equipment and installations pertaining to the LESSEE’S activity shall be withdrawn at the LESSEE’s expense, while ensuring that this does not have any negative effects for the property.

In the event that in the twenty (20) working days following the LESSEE’s receipt of the notification it has failed to comply with the foregoing, the LESSOR, with no liability for any damage or loss that may be incurred, shall be entitled to withdraw and freely use the aforementioned assets, with the costs being borne by the former,, or may decide that they shall remain to the benefit of the Property, with the LESSEE having no right to compensation whatsoever.

FOURTEEN.- GROUNDS FOR TERMINATION

In addition to failure to comply with any of the clauses contained in this Agreement, the following shall be deemed grounds for termination or cancellation: (i) those established in the Urban Leasing Ac,t in the Civil Code, and any other applicable regulations in force; (ii) declaration by the competent authority that the building is in ruins, as well as its loss or destruction; and (iii) forcible expropriation of the Property. The termination of this Agreement shall entitle the LESSOR to automatically recover full possession of the Property.

FIFTEEN.- LEASE DEPOSIT AND BANK GUARANTEE

LEASE DEPOSIT:

Prior to this act, the LESSEE has delivered the sum of FORTY THOUSAND EURO (€40,000), equivalent to two (2) monthly rental payments, as a deposit. The LESSOR shall deposit this amount with the competent body, in the legally-established form and within the time frame established to this effect.

The LESSOR may use said amount to cover any liability deriving from the LESSEE’S non-compliance with any of its obligations derived from this Agreement, and, after two (2) months have elapsed as from the termination of the same, it is to reimburse the LESSEE, where applicable, the remaining amount.

In the event of non-payment of rent, the LESSOR, prior to proceeding to eviction,, must apply the deposit as payment of the unpaid rent in order to discharge the rents payable, which shall be deemed as paid rent on the due date for all legal effects.

Should the deposit be used in payment for the rent or rents, the LESSOR may immediately require that the LESSEE replaces said deposit through any means deemed appropriate, including via the courts. As the provision of a deposit is an essential requirement for formalising the lease agreement, failure to replace this amount shall be deemed serious contractual non-compliance and the LESSOR shall be entitled to unilaterally terminate the agreement and demand compensation for the corresponding damages and losses.

BANK GUARANTEE:

The LESSEE shall deliver to the LESSOR in this act a bank guarantee payable on first demand, with express waiver of the benefits of excussion, order and division, provided by a prominent national finance institution, for a sum equivalent to six months of rent, that is, ONE HUNDRED AND TWENTY THOUSAND EURO (€120,000), as guarantee of compliance with all the obligations assumed by the LESSEE in the Agreement. Said guarantee must remain in force throughout the duration of the Agreement, and, therefore, in the event that the guarantee provided is for a term less than that mentioned, said guarantee must be renewed and replaced consecutively by a new one prior to completion of the duration of the last guarantee delivered, so that the same shall remain in force throughout the full duration of the Agreement.

SIXTEEN.- NOTIFICATIONS:

For the purposes of notifications and communications, the parties hereto designate the domiciles indicated in the Agreement, and, furthermore, in the case of the LESSEE notifications made to the Property address shall also be considered valid. In the event that either Party changes its domicile for the purposes of notifications, it must communicate this to the other party in a certified manner.

SEVENTEEN.- SUB-LETTING AND ASSIGNMENT

The LESSEE expressly waives the following:

a)             Rights to assignment, sub-letting and transfer as established in article 32 of the Urban Leasing Act.To this effect, the lessee’s merger or spin-off shall be deemed assignment, sub-letting or transfer and shall therefore be expressly prohibited unless the procedure concerns companies belonging to the same business group.

b)             The compensation established in article 34 of the Urban Leasing Act in the event of termination of the agreement through completion of the conventional term.

Operations involving merger, transformation, or spin-off of the LESSEE shall be authorised without giving rise to rent increases, as well as any other similar or equivalent procedures involving restructuring of companies and /or the business group to which this company belongs, provided that the LESSEE is not absorbed by another company other than its sole shareholder TiGenix, N.V., or in other different cases, does not lose its legal personality, in which case it would be deemed for all legal purposes unauthorised sub-letting, if the LESSOR’s prior written authorisation has not been obtained..

EIGHTEEN.- PREFERENTIAL PURCHASE RIGHTS

The parties expressly agree to exclude application of Articles 25 and 31 of the Urban Leasing Act relating to the LESSEE’s preferential purchasing rights which the LESSEE duly waives.

The LESSOR may assign or transfer this Agreement by any means, or the rights deriving from the same, with the assignee subrogating all the rights and obligations deriving from this Agreement.

NINETEEN.- OBLIGATION TO HOLD UNHARMED

The LESSEE shall hold the LESSOR free of and unharmed by any liability, claims, requirements, expenses, fees, sanctions, lawsuits, processes and actions resulting from or connected with the use, occupation, management or control of the Property by the LESSEE, its employers, suppliers or contractors, as well as from their activities in the Property. This indemnity requirement shall also include judicial and legal costs and any other expenses deriving from said claims or actions. The LESSEE’s obligation shall take effect from the date of signing of this Agreement and shall remain in force following termination or cancellation thereof for any reason.

TWENTY.- LESSOR’S LIABILITY AND FORCE MAJEURE

The LESSOR shall not be held liable for any deterioration in the Property or the deficiencies or interruptions in supplies or communal services incurred due to force majeure or for reasons beyond its control. Said deterioration, deficiencies or interruptions shall not be considered contractual non-compliance and, therefore, shall not result in termination of the Agreement or the reduction in or suspension of the LESSEE’s payment obligations.

TWENTY-ONE. DATA PROTECTION ACT

The LESSEE acknowledges and accepts that its data to which the LESSOR has access as a result of signing of this lease Agreement and obtained in the preliminary actions and contacts between the LESSOR and the LESSEE with a view to signing of this Agreement, shall be incorporated in the corresponding file in the LESSOR’s charge, expressly authorisng the latter to process said personal data in relation to commercial actions, whether it may be of a general nature or adapted to its personal characteristics (which may be made by e-mail or through any other equivalent means of communication), as well as the offer and sale by the user of any property published, with said authorisation continuing in relation to this last case, even when the agreement with the LESSOR has concluded, while this provision is not revoked. The LESSEE is duly informed of its right to oppose, access, rectify and cancel in respect of the personal data in the terms pursuant to the Act, and may exercise this right in writing addressing the request to the Customer Service department, Ciudad Grupo Santander, Avenida de Cantabria, s/n, 28660 — Boadilla del Monte (Madrid). Altamira Santander Real Estate, S.A., is the data controller in relation to the personal data file, having its domicile, for these purposes at the address indicated in this clause.

For the purposes of the terms of article 11 of the current Data Protection Act (Act 15/1999 of 13 December 1999) the LESSEE expressly authorises the LESSOR to communicate the data of the former to any company which is a member of the Santander group or to any third party unconnected with that group when said communication is necessary for the purposes of managing this Agreement.

TWENTY-TWO.- APPLICABLE LEGISLATION

This Agreement is governed by the terms of its own clauses and, secondarily, where these do not specifically apply, by the Urban Leasing Act (with the exclusion, expressly accepted by the Parties, of application of articles 21, 22, 25, 26, 30, 31, 32.1, 32.3, 33 y 34) and other applicable civil legislation.

TWENTY-THREE.- INTERPRETATION OF THE AGREEMENT

All the obligations assumed in this Agreement are contained in its clauses. Amendments to this agreement must be made in writing and included as an appendix to this Agreement.

If any of the conditions of this Agreement were to be declared null and void through the decision of a competent body, the remaining clauses would remain effective.

In the event that one of the parties were to tolerate actions by the other party which could be deemed contrary to the terms established in the preceding clauses, this shall not entail at any time the implicit waiver of requiring compliance with the obligations and rights established in this Agreement.

TWENTY-FOUR.- JURISDICTION AND COMPETENCE

In the event of any conflict, issue or claim deriving from the execution or interpretation of this Agreement, or related directly or indirectly to it, the parties hereto agree to submit to the Courts and Tribunals of the property’s location in order to settle the dispute.

TWENTY-FIVE.- EXPENSES AND TAXES

The expenses and fees incurred by each of the parties in relation to the negotiation and formalisation of this Agreement, and any other expenses and taxes deriving from the same, shall be borne by the party that has contracted the corresponding services.

TWENTY-SIX.- DECLARATION FOR TAX PURPOSES

The LESSEE declares that it accepts and recognises that the LESSOR is currently registered for Business Activity Tax, in section 861.2, of section 1 of the Rates for said tax, without this being quota zero as a result. Said fact has been accredited though presentation by the LESSOR to the LESSEE of the corresponding Certificate issued by the Tax Authority, prior to this Act, which is attached hereto as an appendix to this Agreement.

For this reason, the rents deriving from this Agreement shall not be subject to withholding or payment on account for Corporate Income Tax

AND, IN WITNESS WHEREOF, and as proof of their conformance with the foregoing, the parties hereto sign this Agreement, in duplicate, in the place and on the date indicated at the head of this document.

THE LESSOR	THE LESSEE